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                                                                       EXHIBIT 8



                                [A&P LETTERHEAD]



                                October   , 1995



First American Corporation


First American Center


Nashville, Tennessee 37237-0700



Charter Federal Savings Bank


110 Piedmont Avenue


Bristol, Virginia 24201



Ladies and Gentlemen:



     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Charter Interim Federal Savings Bank ("Charter Interim"), a federal savings bank to be formed as a wholly owned first tier subsidiary of the First American Corporation ("FAC"), with and into Charter Federal Savings Bank ("Charter").



     FAC is a registered bank holding company organized under the laws of Tennessee and headquartered in Nashville, Tennessee. Charter Interim will be a federally chartered interim savings bank headquartered in Bristol, Virginia and organized solely for the purpose of facilitating the Merger. First American National Bank ("FANB"), a national banking association headquartered in Nashville, Tennessee, is organized under the laws of the United States. FANB is a wholly owned subsidiary of FAC.



     Charter, a federally chartered savings bank headquartered in Bristol, Virginia, is organized under the laws of the United States. Charter, which operates offices in Virginia and Tennessee, provides retail, consumer financial and residential mortgage services in its market areas.



     The terms of the proposed Merger are contained in (i) the Agreement and Plan of Reorganization dated as of May 17, 1995, as amended as of October 11, 1995, between FAC and Charter (the "Plan of Reorganization"), and (ii) the Agreement and Plan of Merger and Combination that will be entered into by Charter and Charter Interim after the formation of Charter Interim (the "Plan of Merger"). A copy of the Plan of Merger is attached as an Exhibit to the Plan of Reorganization. Charter and FAC have also entered into the Stock Option Agreement (the "Option Agreement") dated as of May 17, 1995, pursuant to which Charter granted FAC an option to purchase Charter Common Stock. Exercise of the option is contingent upon the occurrence of specified events described in the Option Agreement. The Plan of Reorganization, the Plan of Merger and the Option Agreement are collectively referred to as the "Agreements."1



     You have permitted us to assume in preparing this opinion that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreements, (2) all of the factual information, descriptions, representations and assumptions set forth in the Agreements and in the letters
to us from FAC dated , 1995, and from Charter dated             , 1995 (the
"Letters"), were accurate and complete at the respective dates of such letters and will be accurate and complete at the time the Merger becomes effective (the "Effective Time"), and (3) the disclosure set forth in the Prospectus/Proxy
Statement dated             , 1995, that is to be mailed to Charter shareholders
in connection with the annual meeting of shareholders (at which the shareholders will be asked to approve the Merger among other proposals), was accurate and complete and will be accurate and complete at the Effective Time, and (4) any contingent consideration paid with respect to the Goodwill Litigation will consist solely of FAC Common Stock. You have also received an advance copy of this letter and recognize that we are relying upon the assumptions set forth herein. We have not independently verified any factual matters relating to the Merger with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.


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1 Unless otherwise defined herein, capitalized terms used in this letter shall have the meanings assigned to them in the Plan of Reorganization.

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First American Corporation

October   , 1995


Page 2



     Subject to the qualifications and other matters set forth herein and based on all the assumptions set forth in the preceding paragraph, it is our opinion that for federal income tax purposes --



          1. The Merger will constitute a "reorganization" within the meaning of section 368(a) of the Internal Revenue code of 1986, as amended (the
     "Code");



          2. To the extent Charter Common Stock is exchanged in the Merger for FAC Common Stock (including any Contingent FAC Shares), no gain or loss will be recognized by the shareholders of Charter, except to the extent any Contingent FAC Shares constitute a payment of interest (including imputed interest);



          3. Gain or loss, if any, will be recognized by Charter shareholders upon the receipt of cash in lieu of fractional shares of FAC Common Stock; and



          4. Each of FAC and Charter will be a "party to a reorganization" within the meaning of section 368(b) of the Code.



     Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.



     In particular, we express no opinion on the federal income tax consequences of the Merger if any contingent consideration is paid with respect to the Goodwill Litigation that consists of any property (including cash) other than solely FAC Common Stock. The reason for this is that there are several federal income tax questions presented in such circumstances that are not adequately addressed by applicable statutes, regulations, court decisions or administrative pronouncements. While arguments can be made that the Merger would qualify as a "reorganization" within the meaning of section 368(a), in the event that the contingent consideration is not FAC Common Stock, there is a substantial likelihood that the Merger would not constitute a "reorganization" under such circumstances. If the Merger does not constitute a "reorganization" within the meaning of section 368(a) then gain or loss will be recognized by the Charter shareholders on the exchange of their Charter Common Stock for FAC Common Stock or any other consideration and FAC and Charter will not be parties to a reorganization within the meaning of section 368(b).



     Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.



     Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist, none of which squarely addresses every precise factual circumstance present in connection with the Merger but all of which, taken together, in our opinion provide a sufficient legal basis for our opinions set forth herein. However, the possibility exists that our opinion as to the proper application of the law to the facts of the Merger would not be accepted by the Internal Revenue Service or would not prevail in court. In addition, the authorities upon which we have relied are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different.

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First American Corporation

October   , 1995


Page 3



     We undertake no responsibility to update or supplement our opinion. Our opinion is directed to the Boards of Directors of FAC and Charter; provided, however, that we have consented to the filing with the Securities and Exchange Commission of this opinion as an exhibit to FAC's Registration Statement on Form S-4 relating to shares of FAC Common Stock that may be issued in connection with the Merger and to the reference to our firm under the headings
"Summary -- Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences" in the Prospectus/Proxy Statement. In giving such consent, we did not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                          Very truly yours,



                                          ARNOLD & PORTER